Exhibit 99.1

EPIRUS Reports Fourth Quarter and Fiscal Year 2014 Financial Results

BOSTON—(GlobeNewswire)—March 23, 2015—EPIRUS Biopharmaceuticals, Inc. (Nasdaq: EPRS), a Boston-based biopharmaceutical company focused on the global development of biosimilar monoclonal antibodies, today announced financial results for the fourth quarter and fiscal year ended December 31, 2014.

“In 2014, we became a publicly listed company and a commercial-stage company with the launch of our lead product candidate, BOW015, in our first market,” stated Amit Munshi, President and Chief Executive Officer, EPIRUS Biopharmaceuticals.  “I am pleased with the milestones achieved in 2014 and the momentum carried into 2015 as we move toward becoming a sustainable, profitable biosimilar business.”

2014 Corporate Highlights

•                  Infimab™ (BOW015 — biosimilar to Remicade®) Launched in First Market: In November, EPIRUS launched its first product, Infimab (BOW015), in India in collaboration with its commercialization partner, Ranbaxy Laboratories.  The launch was one quarter ahead of schedule and signified not only the first product launch and approval for the Company, but also the first infliximab biosimilar in India.  Remicade (infliximab) is currently marketed globally for the treatment of inflammatory diseases, including rheumatoid arthritis, Crohn’s Disease, ankylosing spondylitis, ulcerative colitis, psoriatic arthritis and psoriasis.  Additional regulatory filings for BOW015 in targeted accessible markets are expected throughout 2015.

•                  Positive 58 Week Data from Phase 3 BOW015 Trial:  In November, EPIRUS presented positive data for its Phase 3 clinical trial in India at the American College of Rheumatology Annual Meeting.  In the open label phase, it was demonstrated that patients can be safely initiated and effectively maintained on BOW015 for 58 weeks, and that patients can be safely switched from Remicade to BOW015 and effectively maintained out to 58 weeks.  The Company intends to initiate a global clinical program for BOW015 in late 2015 / early 2016 to support regulatory filings in the US and EU.

•                  Livzon Collaboration Agreement: In September, EPIRUS entered into a royalty-bearing, multi-product collaboration agreement with Livzon Mabpharm Inc. (Livzon), a Chinese biotechnology company focused on the development, manufacturing and sale of antibody-based drugs.  Livzon was the principal investor in the $36 million private financing round that EPIRUS completed in April 2014, prior to becoming a public company.  Under the terms of the agreement, EPIRUS and Livzon will work together to develop, manufacture and commercialize up to five biosimilar products.  The first collaboration product is BOW015.

•                  EPIRUS and Zalicus Merger: In July, EPIRUS completed a reverse stock-merger with Zalicus Inc.  The combined enterprise was renamed EPIRUS Biopharmaceuticals, Inc., and began trading on Nasdaq under the symbol EPRS on July 16, 2014.

Fourth Quarter 2014 Financial Highlights

•                  Research and Development (R&D) expenses were $4.8 million for the fourth quarter of 2014 compared to $2.4 million for the fourth quarter of 2013, an increase of $2.4 million.  This increase was primarily the result of development, manufacturing and commercialization expenses related to BOW015, as well as the advancement of other pipeline products.

•                  General and Administrative (G&A) expenses were $5.4 million for the fourth quarter of 2014 compared to $1.4 million for the fourth quarter of 2013, an increase of $4.0 million.  This increase was primarily driven by professional fees incurred as a result of EPIRUS becoming a publicly traded company, headcount-related costs and non-cash stock compensation expenses.  It also reflects an increase for BOW015 commercialization expenses.

•                  Other income (expense) was $(0.2) million for the fourth quarter of 2014 compared to $(3.9) million for the fourth quarter of 2013, a decrease of $3.7 million.  The decrease was primarily driven by lower interest expense related to convertible notes that were converted to equity in the first half of 2014.

•                  The net loss for the fourth quarter of 2014 was $10.4 million, compared to a net loss of $7.8 million for the fourth quarter of 2013.

Fiscal Year 2014 Financial Highlights

•                  Cash and cash equivalents totaled $21.5 million at December 31, 2014.  This does not include the public offering closed in February 2015, in which the Company raised approximately $52.8 million in gross proceeds.

•                  R&D expenses increased to $16.3 million in 2014 from $9.7 million in 2013, an increase of $6.6 million.  This increase was primarily the result of development, manufacturing and commercialization expenses related to BOW015, as well as the advancement of other pipeline products.

•                  G&A expenses increased to $23.0 million in 2014 from $4.8 million in 2013, an increase of $18.2 million.  This increase was primarily driven by $5.8 million in merger-related professional fees and $1.8 million severance paid in connection with the merger.  It also reflects operational costs associated with EPIRUS becoming a publicly traded company, commercial support costs for the BOW015 launch, as well as increased headcount and non-cash stock compensation expenses.

•                  Other income (expense) was $(2.6) million in 2014 compared to $(6.3) million in 2013, a decrease of $3.7 million.  The decrease was primarily driven by lower interest expense related to convertible notes that were converted to equity in the first half of 2014.

•                  The net loss for 2014 was $41.8 million compared to a net loss of $20.8 million for 2013.

Conference Call and Webcast Information:

EPIRUS’ leadership team will host a conference call and webcast tomorrow, March 24, 2015 at 10 a.m. Eastern Time, to discuss these financial results and recent corporate developments.  To access the conference call, please dial 1-855-638-3957 (United States) or 1-224-633-1318 (International).  The conference ID is 2890190.  The webcast can be accessed on EPIRUS’ website at http://ir.epirusbiopharma.com/index.cfm.  Please connect to either the conference call or webcast at least 10 minutes early to ensure adequate time to register.  The webcast will be archived on the Company’s website for a period of three months.

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq:EPRS) is a global biosimilar company focused on improving patient access to important medicines.  EPIRUS’ operationally synergistic pipeline of biosimilar product candidates includes BOW015 (infliximab), BOW050 (adalimumab) and BOW070 (tocilizumab).  The reference products for these candidates — Remicade, Humira® and Actemra®, respectively — together generated over $20 billion in global sales for 2013, according to EvaluatePharma®.  EPIRUS has developed distinct strategies to access its targeted markets with the goal to build a profitable and sustainable biosimilar business.  For more information visit our website at www.epirusbiopharma.com.

Cautionary Statement Regarding Forward-Looking Statements

Various statements in this release, including, but not limited to, statements relating to prospects for our product Infimab in India, plans for a global clinical program for BOW015, collaborations with Livzon, future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations and other factors that are described in quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, which are available at http://www.sec.gov. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Epirus. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation or intention to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2014	2013	2014	2013
Revenue	$4	$—	$4	$—

Operating expenses:
Research and development	4,798	2,431	16,286	9,659
General and administrative	5,362	1,399	22,973	4,809
Total operating expenses	10,160	3,830	39,259	14,468
Loss from operations	(10,156)	(3,830)	(39,255)	(14,468)

Other income (expense):
Interest expense, net	(282)	(3,946)	(2,672)	(5,543)
Change in fair value of warrant liability	—	16	(222)	(789)
Other income and tax (expense), net	38	(11)	305	5
Total other income (expense)	(244)	(3,941)	(2,589)	(6,327)
Net loss	$(10,400)	$(7,771)	$(41,844)	$(20,795)
Net loss per share—basic and diluted	$(0.80)	$(32.79)	$(6.81)	$(88.26)
Weighted-average number of common shares used in net loss per share calculation—basic and diluted	12,920,843	237,026	6,141,605	235,603

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$21,462	$1,798
Prepaid expenses and other current assets	1,731	888
Property and equipment, net	704	90
In-process research and development	5,500	2,437
Intangible assets, net	3,605	—
Goodwill	16,363	1,499
Other assets, noncurrent	2,024	82
Total assets	$51,389	$6,794

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$6,584	$3,559
Debt	7,282	—
Deferred tax	2,904	923
Deferred revenue	996	—
Other liabilities	1,222	—
Convertible notes	—	12,500
Warrant liability	—	5,843
Convertible preferred stock	—	23,348
Stockholders’ equity (deficit)	32,401	(39,379)
Total liabilities and stockholders’ equity (deficit)	$51,389	$6,794

Remicade is a registered trademark of Johnson and Johnson (www.jnj.com)

Humira is a registered trademark of AbbVie (www.abbvie.com)

Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group (www.gene.com)

Infimab is a registered trademark of Ranbaxy Laboratories (www.ranbaxy.com)

Contact Information:

EPIRUS Biopharmaceuticals, Inc.

Jennifer Almond, +1-617-606-3288

ir@epirusbiopharma.com

Source: EPIRUS Biopharmaceuticals, Inc.